                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, For Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             INFERENCE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                             Class A Common Stock
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                                      N/A
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                      N/A
     -------------------------------------------------------------------------


     (5) Total fee paid:

                                      N/A
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

                                      N/A
     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                      N/A
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

                                      N/A
     -------------------------------------------------------------------------


     (3) Filing Party:

                                      N/A
     -------------------------------------------------------------------------


     (4) Date Filed:

                                      N/A
     -------------------------------------------------------------------------

                                                                PRELIMINARY COPY


                             INFERENCE CORPORATION
                                100 ROWLAND WAY
                            NOVATO, CALIFORNIA 94945
                         -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 24, 1997
                         -----------------------------



To the Stockholders of Inference Corporation:

   Please take notice that the 1997 Annual Meeting of Stockholders of Inference Corporation (the "Company") will be held at the Company's headquarters located at 100 Rowland Way, Novato, California, on Tuesday, June 24, 1997, at 1:00 p.m., local time, for the following purposes;

   1. To elect two (2) Class I directors to serve for a three-year term until their successors are elected and qualified;

   2. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending January 31, 1998;

   3. To amend the Company's Certificate of Incorporation to increase the total authorized number of shares of the Company's Class A Common Stock; and

   4. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

   The Board of Directors has fixed May 5, 1997 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed Proxy and return it in the enclosed addressed envelope. Your promptness in returning the Proxy will assist in the expeditious and orderly processing of the Proxies. If you return your Proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

                              By Order of the Board of Directors,

                              INFERENCE CORPORATION



                              William D. Griffin
                              Senior Vice President, Chief Financial Officer and Secretary

May 14, 1997
Novato, California

                                                                PRELIMINARY COPY


                             INFERENCE CORPORATION
                                100 ROWLAND WAY
                           NOVATO, CALIFORNIA  94945

                         -----------------------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 24, 1997

                         -----------------------------

                                PROXY STATEMENT

                         -----------------------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Inference Corporation (the "Company" or "Inference"), for use at the 1997 Annual Meeting of Stockholders to be held at the Company's headquarters, located at 100 Rowland Way, Novato, California, on Tuesday, June 24, 1997 at 1:00 p.m., local time, and at any and all postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement is being mailed to the Company's stockholders on or about May 15, 1997.


MATTERS TO BE CONSIDERED AND RECORD DATE

   The 1997 Annual Meeting has been called (i) to elect two (2) Class I directors to serve for a three-year term until their successors are elected and qualified; (ii) to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending January 31, 1998;
(iii) to approve an amendment to the Company's Certificate of Incorporation to increase the total authorized shares of the Company's Class A Common Stock; and
(iv) to transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

   On May 5, 1997, the record date fixed by the Board of Directors, the Company had outstanding 6,849,013 shares of Class A Common Stock and 1,190,332 shares of Class B Common Stock.


QUORUM AND VOTING REQUIREMENTS

   The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the shares of stock present in person or represented by Proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned Proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the Proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the Proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Class I directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Class I directors will not affect the election of the candidates receiving the plurality of votes. Proposal 2 requires the approval of a majority of the shares of Class A Common Stock present and entitled to vote thereat, and Proposal 3 requires the approval of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present and entitled to vote thereat. Therefore, abstentions as to these proposals will have the same effect as votes against such proposals. Broker non-votes as to these proposals, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.


                            SOLICITATION OF PROXIES

   STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Your executed Proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company at the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. The execution of the enclosed Proxy will not affect your right to vote in person should you find it convenient to attend the meeting and desire to vote. Your vote at the Annual Meeting will revoke your previously executed Proxy; attendance at the Annual Meeting will not in and of itself constitute the revocation of a Proxy.

   Votes cast at the Annual Meeting will be tabulated by representatives of Harris Trust Company of California, the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting and any postponement or adjournment of the Annual Meeting. The inspectors of election will determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies; receive votes or ballots; hear and determine all challenges and questions in any way arising in connection with the right to vote; determine when the polls will close; and determine the results of the election.

   Unless otherwise directed in the accompanying Proxy, the Proxy holders will vote FOR the proposals listed below. As to any other matters that may properly come before the Annual Meeting, the Proxy holders will vote in accordance with their best judgment, although the Company does not presently know of any such other matters.

   Proxies for the Annual Meeting are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by directors, officers and regular employees of the Company personally, without extra compensation, by telephone, telegraph, telefax or similar means. The Company may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending Proxy materials to principals and obtaining their Proxies.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

          Pursuant to the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes. All of the directors have three-year terms, except that the initial term of office of the directors of Class I expires at the Annual Meeting, and the initial term of office of the directors of Class II expires at the 1998 Annual Meeting, and the initial term of office of the directors of Class III expires at the 1999 Annual Meeting. Dean O. Allen and William D. Griffin serve as Class I directors, C. Scott Gibson and Thomas Davenport serve as Class II directors and Peter R. Tierney and Anthony Sun serve as Class III directors. All directors hold office until their successors have been duly elected and qualified.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM

          Two Class I directors will be elected at the 1997 Annual Meeting of Stockholders for a term of three years. The Board of Directors has nominated and recommends that William D. Griffin and Dean O. Allen, each of whom is currently serving as a Class I director of the Company, be elected to hold office until the Annual Meeting of Stockholders to be held in the year 2000 and until their successors have been duly elected and qualified or until their earlier resignation or removal. Both of the nominees have indicated their willingness to serve as directors, if elected; however, if either nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee or for fixing the number of directors at a lesser number. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Messrs. Griffin or Allen will be voted FOR the election of both nominees.

REQUIRED VOTE

          The two nominees receiving the highest number of affirmative votes of shares of the Company's Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote shall be elected as Class I directors.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF WILLIAM
D. GRIFFIN AND DEAN O. ALLEN AS CLASS I DIRECTORS.

DIRECTORS

          The following sets forth certain information concerning the director-nominees and the other directors of the Company whose term will extend beyond the Annual Meeting:

                                                                                 SERVED AS
           NAME         AGE                PRINCIPAL OCCUPATION                DIRECTOR SINCE
    ------------------  ---  ------------------------------------------------  --------------
    Peter R. Tierney     52  Chairman of the Board, Chief Executive Officer         1991
                             and President of the Company
    William D. Griffin   39  Senior Vice President, Chief Financial Officer         1996
                             and Secretary
    Dean O. Allen        60  Vice President, Central Services, of Lockheed          1988
                             Martin Corporation
    C. Scott Gibson      45  Chairman of the Board of Adaptive Solutions,           1993
                             Inc.; Co-founder of Sequent Computer Systems
    Anthony Sun          44  General Partner of Venrock Associates, a               1983
                             venture capital firm
    Thomas Davenport     42  Professor and Director of the Information              1996
                             Management Program, University of Texas at
                             Austin

          Except as set forth below, each of the directors has been engaged in the principal occupation set forth next to his name above during the past five years. There is no family relationship between any director or executive officer of the Company.

          Mr. Tierney has served as Chief Executive Officer, President and director of Inference since January 1991, and as Chairman of the Board since January 1995. Prior to joining Inference, Mr. Tierney was an executive officer of Oracle Corporation, a database company, for several years where his last position was Senior Vice President, Intercontinental Operations.

          Mr. Griffin has served as the Company's Senior Vice President since February 1995 and Chief Financial Officer and Secretary since May 1995, and as a director of the Company since July 1996. From May 1990 until February 1995, Mr. Griffin served as Vice President, Finance & Administration. Prior to joining Inference, he held several positions at Ernst & Young, a public accounting firm, including senior audit manager in the firm's high technology group.

          Mr. Allen has served as a director of Inference since August 1988. He has served as Vice President, Central Services, of Lockheed Martin Corporation, a diversified aerospace company ("Lockheed"), since March 1995, and as Vice President, Information and Administrative Services of Lockheed from March 1987 to March 1995.

          Mr. Gibson has served as a director of Inference since August 1993.
He also has served as the Chairman of the Board of Adaptive Solutions, Inc. since February 1992. He co-founded and was employed by Sequent Computer Systems from 1983 to February 1992, serving as President from 1988 to February 1992. He also serves as a director of TriQuint Semiconductor, Inc., Radisys Corp. and Integrated Measurement Systems.

          Mr. Sun has served as a director of the Company since June 1983. Mr. Sun has been a general partner of Venrock Associates, a venture capital firm, since 1979. Mr. Sun also serves on the board of directors of Centura Software Corporation; Cognex Corporation; Conductus, Inc.; Fractal Design Corporation; Komag, Inc.; Award Software International; and Worldtalk Communications Corporation.

          Mr. Davenport has served as a director of the Company since December 1996. Mr. Davenport has been a Professor and the Director of the Information Management Program, University of Texas at Austin since 1994. From 1990 to 1994, he was a partner and director of research at Ernst & Young's Center of Business Innovation. Mr. Davenport has a Ph.D. from Harvard University in organizational behavior and has taught at The Harvard Business School, the University of Chicago and Boston University.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

          The Board of Directors has two standing committees: (i) the Audit Committee; and (ii) the Compensation Committee. The Audit Committee meets with the Company's independent auditors, makes recommendations to the Board of Directors concerning the acceptance of the reports of such auditors and the accounting policies and procedures of the Company, and reviews financial plans and operating results of the Company. The Audit Committee is comprised of Messrs. Allen and Davenport. During fiscal year 1997, the Audit Committee held 2 meetings. The Compensation Committee meets with management and makes recommendations to the Board of Directors concerning the annual compensation for all executive officers and key employees of the Company. The Compensation Committee is comprised of Messrs. Gibson and Sun. During fiscal year 1997, the Compensation Committee held 5 meetings. The Board of Directors does not have a standing nominating committee.

          During the fiscal year ended January 31, 1997, the Board held 12 meetings. Each director attended at least 75% of the meetings of the Board and its committees on which they served during their period of service.

DIRECTOR COMPENSATION

          Directors receive no cash compensation for their services on the Board of Directors or any committee thereof. Non-employee directors are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

          Non-employee directors are granted options in connection with their service on the Board. In December 1996, in connection with his appointment to the Board of Directors, Mr. Davenport was granted options to purchase 12,000 shares of Class A Common Stock at an exercise price of $6.125 per share. On February 6, 1997, Messrs. Allen, Gibson and Sun each were granted options to purchase 12,000 shares of Class A Common Stock at an exercise price of $6.375 per share. In addition, each non-employee member of the Board of Directors will be granted automatically options to purchase 3,000 shares of Class A Common Stock on the next business day following each Annual Meeting. The exercise price of each of the foregoing options was or will be equal to the fair market value of the Class A Common Stock on the date of grant; such options vest over approximately four years beginning on the grant date, subject to the director's continued service as a member of the Board of Directors. In addition, on November 25, 1996, each of Messrs. Allen and Sun was granted stock options to purchase 12,000 shares with exercise prices of $6.125 in exchange for stock options to purchase the same number of shares with exercise prices of $14.25 per share. See "Repricing of Options."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During fiscal 1997, certain matters regarding executive compensation were addressed by the entire Board of Directors. Peter R. Tierney and William
D. Griffin were each directors and executive officers of the Company during such period. Each of Messrs. Tierney and Griffin abstained from any matter directly related to his compensation.

                               EXECUTIVE OFFICERS

          The following table sets forth information regarding the executive officers of the Company:


NAME                    AGE                           POSITION
----                    ---                           --------
Peter R. Tierney         52      Chairman of the Board, Chief Executive Officer and President
William D. Griffin       39      Senior Vice President, Chief Financial Officer and Secretary
John Binns               48      Senior Vice President, Product Development
Glen D. Vondrick         41      Senior Vice President, Americas Operations
Christopher M. McKee     38      Senior Vice President, International Operations

          Mr. Tierney. See information under "Election of Directors."

          Mr. Griffin. See information under "Election of Directors."

          Mr. Binns has served as Senior Vice President, Product Development, of Inference since January 1994. Since November 1990 he has served as the Technical Director of Inference Ltd., which he joined upon the sale of Expertech Ltd., an expert systems software company ("Expertech"), to Inference in November 1990. Prior to joining Inference Ltd., he was Technical Director of Expertech for six years. Expertech was placed in receivership in 1990 and then sold to the Company.

          Mr. Vondrick has served as Senior Vice President, Americas Operations, of Inference since February 1997. Prior to joining Inference, Mr. Vondrick was the General Manager of the Worldwide OEM Program of Autodesk, Inc. from 1993 to January 1997. From 1990 until 1993, Mr. Vondrick was Vice-President of Sales at Ithaca Software, which was sold to Autodesk, Inc. in 1993.

          Mr. McKee has served as Senior Vice President, International Operations, of Inference since May 1996. From February 1994 until May 1996, he was Vice President, Northern Europe, of Inference, and from April 1991 until February 1994 he was the Company's director of sales in the United Kingdom. Prior to joining Inference, he was UK General Manager for APEX (Applied Expert Systems).

                       COMMON STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information as of May 2, 1997, regarding the beneficial ownership of the Company's Class A Common Stock by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Class A Common Stock; (ii) each of the directors and director nominees of the Company; (iii) each executive officer listed in the Summary Compensation Table below; and (iv) all current directors and executive officers of the Company as a group.

                                                     APPROXIMATE
                                                   NUMBER OF SHARES   PERCENTAGE
            NAME/(1)/                             BENEFICIALLY OWNED     OWNED
            ---------                             ------------------  -----------
Wells Fargo Bank, N.A./(2)/.....................             946,300        13.8%
     464 California Street
     San Francisco, California  94163
Wellington Management Company, LLP/(3)/.........             686,800        10.0%
     75 State Street
     Boston, Massachusetts  02109
Oppenheimer Funds, Inc./(4)/....................             600,000         8.8%
     Two World Trade Center, Suite 3400
     New York, New York  10048-0203
The TCW Group, Inc./(5)/........................             595,700         8.7%
     865 South Figueroa Street
     Los Angeles, California  90017
J.P. Morgan Investment Corporation/(6)/.........             345,499         5.0%
     101 California Street, 38th Floor
     San Francisco, CA 94111
Peter R. Tierney/(7)/...........................             224,411         3.2%
William D. Griffin/(8)/.........................              46,925          *
John Binns/(9)/.................................              40,867          *
Anthony Sun/(10)/...............................              30,136          *
Christopher M. McKee/(11)/......................              21,300          *
C. Scott Gibson/(12)/...........................              15,000          *
James L. Fitzsimmons/(13)/......................               5,009          *
Dean O. Allen/(14)/.............................               1,800          *
Glen D. Vondrick................................               1,100          *
Thomas Davenport................................               1,000          *
All directors and executive officer as a group..             382,539         5.4%
     (9 persons)/(15)/

--------------
*    Less than 1%.

(1) The address for each of the named individuals is c/o Inference Corporation, 100 Rowland Way, Novato, California 94945. Unless otherwise indicated the named persons possess sole voting power and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2) Information is as of February 14, 1997 and is based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") by Wells Fargo Bank, N.A. ("Wells"). Wells reported that it has sole voting power with respect to 946,300 shares and shared dispositive power with respect to 901,000 shares.

(3) Information is as of January 15, 1997 and is based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP ("WMC"), an investment adviser. WMC reported that as of December 31, 1996 it has shared voting power with respect to 446,900 shares and shared dispositive power with respect to 686,800 shares. Wellington Trust Company, N.A. is a subsidiary of WMC and in its capacity as an investment adviser may be deemed to beneficially own 402,000 shares or 5.9% of the shares.

(4) Information is as of February 5, 1997 and is based on a Schedule 13G filed with the SEC by Oppenheimer Funds, Inc., an investment adviser, which reported that it has shared dispositive power with respect to 600,000 shares.

(5) Information is as of February 12, 1997 and is based on a Schedule 13G filed with the SEC by The TCW Group, Inc. and Robert Day. The TCW Group, Inc. reported that it has both sole voting power and sole dispositive power with respect to 595,700 shares. Mr. Robert Day, whose address is 200 Park Avenue, Suite 2200, New York, New York 10166, may be deemed to control The TCW Group, Inc.

(6) Includes 900 shares of Class A Common Stock subject to options that are exercisable on or before July 1, 1997. J.P. Morgan Investment Corporation ("Morgan") also beneficially owns 1,190,332 of the Company's Class B Common Stock and 161,579 shares of the Class B Common Stock upon exercise of warrants with exercise prices of $5.00 or $5.25 per share. Except as provided by law, the Class B Common Stock generally is non-voting. The Class B Common Stock is convertible into Class A Common Stock, except that no Regulated Holder (as defined in the Company's Certificate of Incorporation) may convert such shares to the extent that, as a result of such conversion, such Regulated Holder would hold more than 5% of the then outstanding Class A Common Stock. Morgan is a Regulated Holder and, as such, it may convert shares of Class B Common Stock into Class A Common Stock only to the extent that it would not own more than 5% of the then outstanding Class A Common Stock. Thus, taking into account the number of shares of Class B Common Stock, 60,064, which can be converted into Class A Common Stock as of May 2, 1997, Morgan would beneficially own 345,499 shares of Class A Common Stock.

(7) Includes 164,411 shares subject to options that are exercisable on or before July 1, 1997.

(8) Includes 42,925 shares subject to options that are exercisable on or before July 1, 1997.

(9) Includes 30,867 shares subject to options that are exercisable on or before July 1, 1997.

(10) Includes 5,100 shares subject to options that are exercisable on or before July 1, 1997.

(11) Includes 21,300 shares subject to options that are exercisable on or before July 1, 1997.

(12) Includes 1,000 shares subject to options that are exercisable on or before July 1, 1997.

(13) Includes 5,009 shares subject to options that are exercisable on or before July 1, 1997. Mr. Fitzsimmons resigned from the Company, effective April 1, 1997.

(14) Includes 1,800 shares subject to options that are exercisable on or before July 1, 1997.

(15) Includes 267,403 shares subject to options that are exercisable on or before July 1, 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the compensation for services in all capacities to the Company of the following persons who were at January 31, 1997:
(i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                       ANNUAL COMPENSATION/(1)/  COMPENSATION
                                       ------------------------  ------------
                                                                  SECURITIES
                                                                  UNDERLYING      ALL OTHER
                                 YEAR   SALARY($)    BONUS($)     OPTIONS(#)   COMPENSATION($)
                               ----------------------------------------------  --------------
Peter R. Tierney...............  1997    $265,000     $ 95,356   322,000/(2)/          0
 President and Chief             1996     262,520      150,000   172,000/(3)/          0
 Executive Officer               1995     256,520       15,000    26,000               0

William D. Griffin.............  1997     175,000       34,056    80,000/(4)/          0
 Senior Vice President, Chief    1996     165,050       50,000    42,000/(5)/    $ 83,500/(6)/
 Financial Officer and           1995     145,200        5,000    17,000               0
 Secretary

James L. Fitzsimmons/(7)/......  1997     127,500       35,537   121,000/(8)/          0
 Senior Vice President,          1996      90,000      142,625    16,000/(9)/          0
 North American Operations       1995      80,000      116,000     7,800               0

Christopher M. McKee...........  1997     134,385      142,290   77,000/(10)/      14,157/(11)/
 Senior Vice President,          1996     110,110      134,860    9,000/(12)/      13,213/(11)/
 International Operations        1995      97,398       94,243    2,000            11,688/(11)/

John Binns.....................  1997     170,000       23,839   70,000/(13)/      20,869/(11)/
 Senior Vice President,          1996     160,000       25,000   35,000/(14)/      18,876/(11)/
 Product Development             1995     140,000       20,000   19,000            17,853/(11)/

----------
(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits, securities or property paid to each of the Named Executive Officers for each of the fiscal years 1996, 1995 and 1994 did not exceed the lesser of 10% of such officer's total annual salary and bonus for each such year or $50,000. Therefore, any such amounts are not included in the table.

(2) Includes options to purchase 222,000 shares which were granted in exchange for options cancelled in connection with the option repricing program. See "Repricing of Options."

(3) These options were cancelled in connection with the option repricing program. See "Repricing of Options."

(4) Includes options to purchase 55,000 shares which were granted in exchange for options cancelled in connection with the option repricing program. See "Repricing of Options."

(5) Includes options to purchase 40,000 shares cancelled in connection with the option repricing program. See "Repricing of Options."

(6)  This amount represents relocation expenses paid by the Company.

(7)  Mr. Fitzsimmons resigned from the Company, effective April 1, 1997.

(8) Includes options to purchase 67,000 shares which were granted in exchange for options cancelled in connection with the option repricing program. See "Repricing of Options."

(9) Includes options to purchase 13,000 shares cancelled in connection with the option repricing program. See "Repricing of Options."

(10) Includes options to purchase 37,000 shares which were granted in exchange for options cancelled in connection with the option repricing program. See "Repricing of Options."

(11) These amounts represent contributions made to the employee's account in the Inference Ltd. defined contribution retirement plan.

(12) Includes options to purchase 7,000 shares cancelled in connection with the option repricing program. See "Repricing of Options."

(13) Includes options to purchase 45,000 shares which were granted in exchange for options cancelled in connection with the option repricing program. See "Repricing of Options."

(14) Includes options to purchase 30,000 shares cancelled in connection with the option repricing program. See "Repricing of Options."


EMPLOYMENT AGREEMENTS

     As of February 1, 1997, the Company has entered into executive employment agreements for a period of two years with each of Messrs. Tierney and Griffin. Each of the agreements provides for payment of a base salary ($265,000 for Mr. Tierney and $175,000 for Mr. Griffin), a bonus to be determined each year by the Board of Directors or a committee thereof, and specified benefits, including additional life insurance and a car allowance. The agreements also provide that if the Company terminates a person's employment without cause, or such person voluntarily resigns for reasons specified in the agreement (including various changes in his duties with the Company, a reduction in his base salary or benefits, a change in his principal work location or a material uncured breach of the agreement by the Company), such person is entitled to receive severance in a lump sum cash payment (with respect to Mr. Tierney, an amount equal to twice his then annual base salary; and with respect to Mr. Griffin, an amount equal to his then annual base salary).

     As of November 1, 1990, Inference Ltd., a wholly-owned subsidiary of the Company and organized under the laws of the United Kingdom, entered into an employment agreement with John Binns. Such employment agreement currently provides for a base salary of $170,000 and an annual contribution of 12% of base salary to Mr. Binns' account in the Inference Ltd. defined contribution retirement plan. In addition, under such agreement, Mr. Binns is required to give Inference Ltd. at least 12 months' notice prior to his voluntary termination of employment, and Inference Ltd. is required to give at least 12 months' notice prior to terminating Mr. Binns.


STOCK OPTION PLANS

     The Inference Corporation 1993 Stock Option Plan, as amended and restated (the "1993 Plan") provides for the granting of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonstatutory options. Under the 1993 Plan, options covering an aggregate of 1,300,000 shares of the Company's Class A Common Stock may be granted to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. The 1993 Plan is administered by the Board of Directors which has sole discretion and authority, consistent with the provisions of the 1993 Plan, and has the right, among other things, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares that will be subject to options granted under the 1993 Plan. The Board may also appoint a committee to administer the 1993 Plan and, subject to applicable law, to exercise all of the powers of the Board under the 1993 Plan.

     The exercise price of stock options must be not less than the fair market value of a share of Class A Common Stock on the date the option is granted (110% with respect to optionees who own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners")). The Board of Directors has the authority to determine the time or times at which options granted under the 1993 Plan become exercisable; provided that options must vest at a rate of at least 20% per year over a five-year period from the date the options are granted; and provided further that options must expire no later than ten years from the date of grant (five years with respect to 10% Owners). Options are nontransferable, other than upon death, by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within three months after termination of employment (12 months for termination resulting from death or disability).

     Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company goes out of existence or becomes a subsidiary of another corporation (other than a reorganization, merger or consolidation effected to change the

Company's state of incorporation) or upon a sale of all or substantially all of the Company's property or a sale of more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, (each a "Terminating Transaction"), all optionees shall have the right, at such time immediately prior to the consummation of a Terminating Transaction, to exercise their stock options to the full extent not previously exercised, including any unvested installments.

     Prior to the granting of options under the 1993 Plan, the Company granted options to purchase shares of Class A Common Stock under the Fourth Amended and Restated Inference Corporation Incentive Stock Option Plan and Nonstatutory Stock Option Plan (collectively, the "Previous Plans"). The Previous Plans terminated in December 1993 and option grants thereunder were no longer available thereafter. However, a large number of stock options granted under the Previous Plans continue to exist and remain subject to the terms of the Previous Plans. The Previous Plans generally contain the same provisions as provided in the 1993 Plan. In addition, the Company granted stock options to employees, directors or consultants pursuant to private placements outside of a formal stock option plan. Such private placements have been evidenced by stock option agreements containing substantially all of the provisions provided in the Previous Plans. As of April 30, 1997, options to purchase a total of 1,676,536 shares of Class A Common Stock, with a weighted average exercise price of approximately $5.63, remained outstanding pursuant to the 1993 Plan, the Previous Plans and such agreements. As of April 30, 1997, options to purchase 405,272 of such shares were exercisable, and an additional 166,154 shares of Class A Common Stock were available for future option grants under the 1993 Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following sets forth information concerning individual grants of stock options during the fiscal year ended January 31, 1997 to each of the Named Executive Officers:


                                                     INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                             -----------------------------------------------------------------           VALUE AT
                                NUMBER OF                                                          ASSUMED ANNUAL RATES
                                SECURITIES      PERCENT OF TOTAL                                OF STOCK PRICE APPRECIATION
                                UNDERLYING      OPTIONS GRANTED     EXERCISE OR                    FOR OPTION TERM/(3)/
                                  OPTIONS         TO EMPLOYEES       BASE PRICE    EXERCISE OR
NAME                          GRANTED(#)/(1)/    IN FISCAL YEAR    ($/SHARE)/(2)/   BASE PRICE     5%($)         10%($)
----                         -----------------  ----------------   --------------  -----------  -----------   -------------
Peter R. Tierney...........  50,000/(4)//(5)/         4%               $18.500       03/28/06   $581,727.53   $1,474,211.78
                             49,333/(6)/              4%                 6.125       11/25/06    190,184.83      481,965.71
                             172,667/(7)/            14%                 6.125       11/25/06    665,652.71    1,686,894.65
                              50,000                  4%                 7.000       12/23/06    220,113.12      557,809.86

William D. Griffin.........  15,000/(4)//(5)/         1%                18.500       03/28/06    174,518.26      442,263.54
                             11,333/(6)/              1%                 6.125       11/25/06     43,690.12      110,719.34
                             43,667/(7)/              4%                 6.125       11/25/06    168,341.70      426,610.93
                             10,000                   1%                 7.000       12/23/06     44,022.62      111,561.97

James L. Fitzsimmons/(8)/..   4,000/(5)/             .3%                23.000       05/30/06     57,858.31      146,624.31
                             50,000/(5)/              4%                23.500       07/02/06    738,951.19    1,872,647.39
                              3,667/(6)/             .3%                 6.125       11/25/06     14,136.74       35,825.27
                             63,333/(7)/              5%                 6.125       11/25/06    244,156.57      618,740.69

Christopher M. McKee.......  30,000/(5)/              3%                23.000       05/30/06    433,937.29    1,099,682.30
                              2,200/(6)/             .2%                 6.125       11/25/06      8,481.27       21,493.21
                              4,800/(7)/             .4%                 6.125       11/25/06     18,504.60       46,894.28
                             30,000/(7)/              3%                 7.500       12/09/06    115,653.72      293,089.24
                             10,000                   1%                 7.500       12/09/06     47,167.10      119,530.68

John Binns.................  15,000/(4)//(5)/         1%                18.500       03/28/06    174,518.26      442,263.54
                              8,334/(6)/              1%                 6.125       11/25/06     32,128.60       81,420.19
                             36,666/(7)/              3%                 6.125       11/25/06     41,351.98      358,213.67
                             10,000                   1%                 7.500       12/09/06     47,167.10      119,530.68

----------
(1) All stock options were granted under the 1993 Plan or in stock option agreements with terms similar to the terms of the Plan. For a summary of the 1993 Plan, see "Stock Option Plans" above. Except for the stock options discussed below in footnotes (4) and (5) to this table, all stock options vest over a period of four years, commencing one year from the date of grant.

(2) All stock options were granted with exercise prices equal to the fair market value of the Class A Common Stock on the grant date and have a term of ten years beginning on the grant date.

(3) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the 10-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock, overall stock market conditions, as well as the optionholders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

(4) These stock options (the "March 1996 Options") vest as follows: (i) 10% on the first four anniversaries of the grant date; and (ii) 60% on the fifth anniversary of the grant date; provided, however, the vesting of these stock options (or one half thereof) would accelerate upon the trading price of the Class A Common Stock obtaining certain levels.

(5) These stock options were cancelled in connection with the option repricing program. See "Repricing of Options."

(6) These options represent stock options granted in exchange for vested options cancelled in connection with the option repricing program. See "Repricing of Options."

(7) These options represent stock options granted in exchange for unvested options cancelled in connection with the option repricing program. See "Repricing of Options."

(8)  Mr. Fitzsimmons resigned from the Company, effective April 1, 1997.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended January 31, 1997 and unexercised options held by each such officer as of January 31, 1997.

                                                                    NUMBER OF SECURITIES         DOLLAR VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                SHARES           DOLLAR         OPTIONS AT FISCAL YEAR END(#)      FISCAL YEAR END($)/(2)/
                              ACQUIRED ON        VALUE          -----------------------------    --------------------------
           NAME               EXERCISE(#)   REALIZED($)/(1)/    EXERCISABLE    UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
           ----               -----------   ----------------    -----------    -------------     -----------  -------------
Peter R. Tierney...........      120,000         $2,084,375         125,877         281,999       $487,773       $92,246
William D. Griffin.........       19,100            327,700          32,566          72,333        123,093        37,515
James L. Fitzsimmons/(3)/..        5,107             75,455           1,186          71,507          3,821        27,240
Christopher M.  McKee......        6,000            122,250          14,866          50,134         54,506        37,085
John Binns.................       15,000            227,500          21,333          64,667         74,915         9,244

----------
(1) Calculated on the basis of the fair market value of the Class A Common Stock on the date of exercise (the closing sales price reported on the Nasdaq National Market on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock. For example, as of May 1, 1997, Mr. Tierney continued to hold 60,000 of the 120,000 shares he acquired on exercise of stock options in fiscal 1997.

(2) Calculated on the basis of the fair market value of the Class A Common Stock of $6.375 per share at January 31, 1997, minus the per share exercise price, multiplied by the number of shares underlying the option.

(3)  Mr. Fitzsimmons resigned from the Company, effective April 1, 1997.

REPRICING OF OPTIONS

     As discussed in the report below, in the fourth quarter of fiscal 1997, the Company gave all of its employees and directors holding stock options the opportunity to exchange certain of those options for new options with a lower exercise price and with a new ten-year term. The following table sets forth certain information concerning the exchange and repricing of options held by the Named Executive Officers.


                        TEN-YEAR OPTION REPRICING TABLE

                                                NUMBER OF                                                     LENGTH OF
                                               SECURITIES                         EXERCISE                  ORIGINAL TERM
                                               UNDERLYING      MARKET PRICE OF      PRICE         NEW        REMAINING AT
                                                OPTIONS       STOCK AT TIME OF    AT TIME OF    EXERCISE        DATE OF
NAME                                  DATE    REPRICED (#)      REPRICING ($)    REPRICING ($)  PRICE ($)    REPRICING/(1)/
----                                  ----    ------------   -----------------   -------------  ---------   ---------------
Peter R. Tierney..................  11/25/96     39,000             $6.125          $11.00      $6.125          8Y 4M
Chairman of the Board, President    11/25/96     13,000              6.125           16.25       6.125          8Y 4M
 and Chief Executive Officer        11/25/96    120,000              6.125           14.75       6.125          8Y 9M
                                    11/25/96     50,000              6.125           18.50       6.125          9Y 4M

William D. Griffin................  11/25/96      7,500              6.125           11.00       6.125          8Y 4M
Senior Vice President, Chief        11/25/96      2,500              6.125           16.25       6.125          8Y 4M
 Financial Officer and Secretary    11/25/96     30,000              6.125           14.75       6.125          8Y 9M
                                    11/25/96     15,000              6.125           18.50       6.125          9Y 4M

John Binns........................  11/25/96      5,000              6.125           16.25       6.125          8Y 4M
Senior Vice President, Product      11/25/96     25,000              6.125           14.75       6.125          8Y 9M
 Development                        11/25/96     15,000              6.125           18.50       6.125          9Y 4M

Christopher M. McKee..............  11/25/96      5,000              6.125           16.25       6.125          8Y 4M
Senior Vice President,              11/25/96      2,000              6.125           14.75       6.125          8Y 9M
 International Operations           12/09/96     30,000              7.500           23.00       7.500          9Y 5M

James L. Fitzsimmons/(2)/.........  11/25/96      3,000              6.125           16.25       6.125          8Y 4M
Senior Vice President,              11/25/96     10,000              6.125           14.75       6.125          8Y 9M
North American Operations           11/25/96      4,000              6.125           23.00       6.125          9Y 5M
                                    11/25/96     50,000              6.125           23.50       6.125          9Y 8M

----------
(1) Except for the March 1996 Options (see footnote (4) to the table under "Option Grants in Last Fiscal Year"), all original options had ten-year terms and a four-year vesting schedule. All repriced options (including the March 1996 Options) have new ten-year terms beginning on the repricing date and vest as follows: (i) any option (or portion thereof) which was vested on the repricing date now vests in quarterly installments over the two-year period beginning on December 1, 1996; and (ii) any option (or portion thereof) which was not vested on the repricing date has a four-year vesting schedule beginning on the repricing date.

(2) Mr. Fitzsimmons resigned from the Company, effective April 1, 1997. Pursuant to the terms of the 1993 Plan, only his vested options (covering 5,009 shares) remained after his resignation. In addition, these vested options will terminate on June 30, 1997 if he does not exercise them prior to such date.

REPORT OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

     On November 25, 1996, the Board of Directors granted each of the Company's executive officers, other employees and two non-employee directors who had been granted options to purchase shares of Class A Common Stock on or subsequent to March 7, 1995 the right to exchange such options for new stock options with an exercise price of $6.125 per share, the closing sales price of the Company's Class A Common Stock on the NASDAQ National Market on November 25, 1996. The new stock options granted in connection with the repricing have new ten-year terms beginning on the repricing date and vest as follows: (i) any repriced option (or portion thereof) which was vested on the repricing date now vests in substantially equal quarterly installments over the two-year period beginning on December 1, 1996; and (ii) any repriced option (or portion thereof) which was not vested on the repricing date has the Company's standard four-year vesting schedule beginning on the repricing date. In total, options to purchase an aggregate of 666,342 shares of Class A Common Stock at exercise prices ranging from $11.00 to $23.50 were repriced (i.e., exchanged for options covering the
                                     ----
same number of shares principally at an exercise price of $6.125).

     Stock options are intended to provide long-term incentives to officers, other employees and directors of the Company to improve the Company's financial performance and to assist in the recruitment, motivation and retention of key professional and managerial personnel. In authorizing the option repricing, the Board of Directors considered the fact that the broad decline in the price of the Company's Class A Common Stock had resulted in a substantial number of the Company's outstanding stock options having exercise prices considerably above the market price of the Class A Common Stock. The Board determined that the disparity between the exercise price of the options and the then market price substantially impaired the effectiveness of such options as meaningful performance incentives. Consistent with the Company's philosophy of utilizing equity incentives to motivate and retain management and employees, the Board determined it was in the best interests of the Company and its stockholders to restore the performance incentives intended to be provided by options by reducing the exercise price of the overpriced options.

                               Board of Directors

                    Peter R. Tierney      C. Scott Gibson
                    William D. Griffin    Dean O. Allen
                    Thomas Davenport      Anthony Sun

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph shall not be deemed to be incorporated by reference into any such filings.


                              COMPENSATION REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of two independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee is responsible for setting and administering the policies that govern compensation for executive officers and key employees. The Committee evaluates the performance of management and determines compensation policies and levels. During the Company's fiscal year ended January 31, 1997, the Committee only made recommendations regarding executive officer compensation to the full Board of Directors and the option repricing program was determined by the full Board of Directors. Consequently, this Compensation Report reflects to some extent the decisions of the full Board of Directors.

OVERVIEW AND PHILOSOPHY

     The Company believes that compensation should reflect the value created for its stockholders, while supporting the business strategies and long-range plans of the Company. Accordingly, the Company's executive compensation program is based on guiding principles designed to align compensation with the Company's business strategy and its overall financial performance. These principles are:

 (i) to attract and retain key executives critical to the long-term success of the Company who are of the highest caliber; and

 (ii) to motivate executives to enhance long-term stockholder value by building appropriate ownership in the Company.

  The Committee's approach is based upon a belief that a substantial portion of aggregate annual compensation for executive officers should be contingent upon the Company's performance and an individual's contribution to the Company's success. In addition, the Committee strives to align the interests of the Company's executive officers with the long-term interests of stockholders through stock option grants that can result in ownership of the Company's Class A Common Stock.


EXECUTIVE OFFICER COMPENSATION

  The Company's compensation program for executive officers is based on the following guidelines:

     . Establishment of salary levels and participation in generally available employee benefit programs based on competitive compensation package practices.

     .    Utilization of an annual performance-based, cash incentive plan.

     . Inclusion of equity opportunities that create long-term incentives based upon increases in stockholder return.

     For fiscal 1997, the Committee recommended and the Board approved a cash incentive plan that provided for bonus awards to be made to the executive officers subject to an aggregate budget for all awards under the plan. The plan established a minimum level of operating income to be achieved by the Company quarterly and/or annually before all of the possible payments would be made under the plan.

     The Company's operating income during fiscal 1997 did not meet all of the target levels established under the plan. As a result, only a proportional amount of the bonus awards were distributed to the Company's executive officers under the plan for fiscal 1997.

     Based upon the guidelines set forth above and because the Company did not achieve the operating results planned for fiscal 1997, the Committee did not approve an increase to the base salary levels of the executive officers for fiscal 1998. The Company maintains a set of guidelines for use in making recommendations to the Committee on individual grants of stock options, including the size of such grants, to executive officers. Options to purchase the Class A Common Stock of the Company were granted to the executive officers by reference to the guidelines. These guidelines are developed by reference to information that the Committee believes fairly reflect the competitive environment in which the Company operates and which are consistent with the compensation principles set forth above. In addition, the Company's executive officers were granted stock options in exchange for options cancelled in connection with the option repricing program. See "Repricing of Options" and "Report of the Board of Directors on Repricing of Options."

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Tierney has been CEO of the Company since 1991. His base salary prior to the beginning of fiscal 1996 was $256,520, increased to $262,500 during fiscal 1996, increased further to $265,000 for fiscal 1997 and remains at $265,000 for fiscal 1998. These small increases, if any, in base salary reflect the Committee's above described compensation approach that annual compensation should be based to some extent on an incentive bonus tied to the Company's annual performance. In addition, as discussed above, the Committee determined no base salary increase for fiscal 1998 was warranted because the Company did not achieve the operating results planned for fiscal 1997.

     Based on the principles outlined above, Mr. Tierney receives performance bonuses based on the Company's performance. For fiscal 1997, Mr. Tierney received a cash bonus in the amount of $95,356 (down from $150,000 in fiscal
1996) based upon Mr. Tierney's performance as reflected by the Company's operating income results. The Committee has evaluated competitive pay practice data which was derived from information of other technology companies, as compiled by the Committee. The Committee focused on technology companies with similar revenues and similar valuations.

     On each of March 28, 1996 and December 23, 1996, Mr. Tierney was granted options to purchase 50,000 shares of Class A Common Stock. See "Option Grants in Last Fiscal Year." In addition, on November 25, 1996, Mr. Tierney was granted options to purchase shares of Class A Common Stock in exchange for the cancellation of the options granted on March 28, 1996 and options granted during fiscal 1996. See "Repricing of Options." The Committee believes Mr. Tierney has managed the Company well, and he has the ability to guide the Company to increased growth in terms of revenue and net income.

     The foregoing report has been furnished by the Company's full Board of
Directors:

                    C. Scott Gibson      Peter R. Tierney
                    William D. Griffin   Dean O. Allen
                    Thomas Davenport     Anthony Sun


          April 24, 1997

                        COMPANY STOCK PRICE PERFORMANCE

     The following chart shows a comparison of the cumulative total return of the Company's Class A Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Index) ("Nasdaq Index") and the CRSP Total Return Industry Index for the Nasdaq Computer & Data Processing ("Software Index") for the period commencing on June 29, 1995 and ending on January 31, 1997(1)(2).

        COMPARISON OF CUMULATIVE TOTAL RETURN FROM JUNE 29, 1995 THROUGH
                                JANUARY 31, 1997

                           [INSERT PERFORMANCE GRAPH]

                  29-Jun-95  31-Jul-95  31-Oct-95  31-Jan-96  30-Apr-96  31-Jul-96  31-Oct-96  31-Jan-97
                  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Inference              $100       $134       $110       $148       $165       $184       $141       $ 58
Software Index         $100       $106       $115       $113       $133       $119       $133       $154
Nasdaq Index           $100       $107       $111       $114       $129       $117       $132       $149

_________________

(1) For purposes of this presentation, the Company has assumed that its initial offering price per share of $11.00 would have been the closing sales price on June 29, 1995, the day prior to the commencement of trading. Trading in the Company's Class A Common Stock commenced on June 30, 1995 and the Company's most recent fiscal year ended January 31, 1997.

(2) Assumes that $100 was invested on June 29, 1995 in the Company's Class A Common Stock at the Company's initial offering price of $11.00 per share and at the closing price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Class A Common Stock.

     STOCKHOLDER RETURNS OVER THE INDICATED PERIOD SHOULD NOT BE CONSIDERED INDICATIVE OF FUTURE STOCKHOLDER RETURNS.

                              CERTAIN TRANSACTIONS

SPIN-OFF TRANSACTION

     From May 1991 through April 30, 1995, the Company's revenues were derived from two separate product lines: (i) the customer support product line, consisting of the CBR Express family of products and associated services (the "CBR Business"), and (ii) the application development and solutions product line, which includes the Inference legacy products: ART, ART-IM and ART*Enterprise and associated services (the "Tools Business"). In the fourth quarter of fiscal 1995, the Company made a strategic decision to focus on the CBR Business and to divest the Tools Business. As of May 1, 1995 (the "Spin-Off Date"), the Company transferred certain assets and liabilities of the Tools Business to Brightware, Inc., a wholly-owned subsidiary of the Company ("Brightware"), and distributed all of the shares of Brightware to the Company's stockholders (the "Spin-Off"). In connection with the Spin-Off, the Company retained ownership of its two international subsidiaries, Inference Ltd. and Inference GmbH. In addition to distributing the products of the CBR Business, Inference Ltd. continued to distribute the products of the Tools Business in certain specified countries until January 31, 1996.

     Master Contribution and Spin-Off Agreement. Effective as of the Spin-Off Date, the Company and Brightware entered into the Master Contribution and Spin-Off Agreement (the "Master Agreement") that provides for, among other things, the principal corporate transactions that were required to effect the Spin-Off and certain other agreements governing the relationship between the Company and Brightware. Under the terms of the Master Agreement, effective as of the Spin-Off Date, Inference contributed to Brightware all the business, properties, assets, goodwill and rights (other than the Retained Assets described below) of Inference related exclusively to the Tools Business, together with certain additional properties, assets and rights (collectively, the "Acquired Assets"). The Acquired Assets included (i) personal computers, software licensing agreements and related support agreements; (ii) existing contracts exclusively with customers of the Tools Business and certain contracts with customers of both the CBR Business and the Tools Business; (iii) certain vendor licenses and agreements; (iv) accounts receivable of the Tools Business; (v) cash in the amount of $1,683,750; (vi) certain capitalized software associated with the Tools Business; (vii) certain technology and intellectual property; and (viii) the books of account, records and files related to the Tools Business. Inference retained ownership of all the business, properties, assets, goodwill and rights of Inference that are not Acquired Assets (collectively, the "Retained Assets"), including certain contracts with customers of both the CBR Business and the Tools Business.

     Under the terms of the Master Agreement, Brightware assumed, and will perform when due and indemnify and hold Inference harmless from and against all liabilities and obligations of Inference related exclusively to the Acquired Assets (other than the Retained Liabilities described below) (collectively, the "Assumed Liabilities"). Inference retained and is solely responsible for, and will indemnify and bold Brightware harmless from and against, all liabilities and obligations of the Company that relate to the Retained Assets, obligations under the terms of Company stock options held by employees of the Tools Business, the accounts payable of the Tools Business as of the Spin-Off Date and certain obligations of the Company relating to certain equipment leases and other agreements of the Company (collectively, the "Retained Liabilities").

     Under the terms of the Master Agreement, employment or termination with Brightware is deemed employment or termination with Inference for purposes of the vesting and termination provisions of the Inference stock options held by Brightware employees. All unvested Inference stock options held by Brightware employees continue to vest in accordance with the terms of the related stock option agreements and all vested Inference stock options held by Brightware employees remain exercisable in accordance with the terms thereof; provided, however, that all incentive stock options held by Brightware employees were converted into nonqualified stock options. The exercise price for the Inference stock options remained the same as prior to the Spin-Off Date. The Master Agreement also provides that, in the event of the sale of all or substantially all of the outstanding shares or assets of Brightware, or certain mergers, reorganizations or other business combinations involving Brightware, vesting of Company options held by Brightware employees will accelerate by one year and the remaining unvested options lapse.

     Pursuant to the Master Agreement, Brightware granted options to purchase shares of Brightware Common Stock to each transferred employee and each remaining employee of the Company holding Inference stock options as of the Spin-Off Date based upon the percentage of Inference's fully diluted equity represented by the Inference stock options held by such employees. The exercise price of the Brightware stock options is the fair market value of the Brightware Common Stock as of the date of grant.

     Until May 1, 1998, Inference shall have a right of first refusal with respect to the sale of Brightware to certain companies.

     Administration and General Service Agreement. As of the Spin-Off Date, Inference entered into an agreement with Brightware to provide certain services to Brightware, including operational and systems support, facilities and administrative support, and certain technical and customer support. This agreement expired on January 31, 1996. The amount received for these services was $760,000.

     Technology Transfer and License Agreement. Pursuant to a Technology Transfer and License Agreement (the "License Agreement"), Brightware was assigned the proprietary rights to certain technologies and other assets used in the Tools Business, including certain (i) source codes and binary codes, (ii) documentation and other marketing and support materials, (iii) trademarks and copyrights, (iv) trade secrets, including customer data, and (v) other technology and proprietary information. A portion of the CBR technology (the "ART CBR Kernel"), however, is required for certain applications in the Tools Business. Inference, therefore, granted Brightware an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to (y) use, reproduce, prepare derivative works based upon, make, have made, enhance and distribute copies under and otherwise sublicense the source code and binary code of the ART CBR Kernel pursuant to the terms of the License Agreement and (z) distribute copies of, offer for sale, sell, transfer ownership of, rent, lease, lend, perform publicly and publicly display products embodying such source code and binary code; provided, however, Brightware does not publicly disclose the source code. Inference and Brightware also agreed to grant nonassignable, nontransferable and nonexclusive permanent cross licenses with respect to certain Brightware products and Inference products for the other's internal business purposes. For a period of 36 months from the Spin-Off Date, Brightware agreed not to compete with the Company by releasing application software products that (i) use the source code or binary code of the ART CBR Kernel, (ii) are competitive with Inference in the call center market and (iii) are not positioned in any of the possible Brightware application areas.

     The License Agreement also provides that Brightware has a limited right to use the trademark and trade name "Inference" to identify its lineage from Inference. For example, Brightware may use the phrase "formerly a Division of Inference Corporation" in connection with the Tools Business. In addition, to the extent Inference has trademark rights to "CBR" and "Case-Based Reasoning," Inference granted Brightware a perpetual, irrevocable royalty-free, non-exclusive license to use such trademarks.

     Distributorship Agreements. As of the Spin-Off Date, individual Distributorship and Licensing Agreements (collectively, the "Distributorship Agreements") were entered into by and between (i) Inference and Brightware, with Inference as the distributor, (ii) Inference and Brightware, with Brightware as the distributor and (iii) Brightware and Inference Ltd., a wholly-owned subsidiary of Inference registered under the laws of the United Kingdom ("IL"), with IL as distributor. Each Distributorship Agreement sets forth the terms and conditions pursuant to which the distributor may distribute within certain specified territories certain proprietary software and computer programs, and the reference manuals therefor, of the other party to the Distributorship Agreement, and the terms of the limited licenses granted with respect to such products. The initial term of each Distributorship Agreement expires on April 30, 1998, subject to extension. The distributorship arrangements are nonexclusive, except with respect to the Distributorship Agreement between Brightware and IL, which is exclusive in certain territories.

LIMBEX TRANSACTION

     Pursuant to a license agreement dated as of May 9, 1995, the Company granted a worldwide, perpetual irrevocable license (with the right of sublicense) to Limbex Corporation ("Limbex") with respect to certain of the Company's technology (the "Licensed Technology") unrelated to the Company's current CBR business. Limbex paid the Company $100,000 on the execution of the agreement and was obligated to make five semi-annual installments of $100,000 over 2-1/2 years from the date of the agreement, the last four of which are guaranteed by Quarterdeck Corporation, a stockholder of Limbex ("Quarterdeck"). Limbex shall also pay royalties to the Company as follows: 3% of the net revenues received by Limbex up to $2 million in royalties paid; and thereafter 4% of the net revenues received by Limbex up to an additional $3 million in royalties paid. For a period of 2 years and 6 months from the date of the agreement, the Company has agreed not to license or disclose the source code of the Licensed Technology to other parties using such technology in products that would be competitive with Limbex. In the event Inference terminates the license agreement under certain circumstances, and subject to other terms and conditions, Quarterdeck has the right to assume the rights and obligations of Limbex under the agreement.

     In connection with the license agreement, the Company was issued convertible Series B Preferred Stock of Limbex, and the Company currently has a
22% interest in the equity of Limbex.   One of the two principal stockholders of
Limbex is Alexander D. Jacobson who was previously the Company's Chairman of the Board. The other principal stockholder of Limbex is Bradley Allen, who was the principal developer of the Licensed Technology while he was employed by the Company. Both Mr. Jacobson and Mr. Allen are also executive officers of Limbex. Mr. Tierney, the Company's Chief Executive Officer, is a director of Limbex.

     Pursuant to a reorganization of Limbex in which Quarterdeck acquired all of the outstanding securities of Limbex not held by Quarterdeck, the Company transferred its interest in Limbex to Quarterdeck for approximately $3,400,000 ("Purchase Price"). Quarterdeck is obligated to pay the Purchase Price to the Company on July 31, 1997, either in cash or common stock of Quarterdeck, at the option of Quarterdeck.

     The Company believes that the terms of all transactions described above between the Company and the principal stockholders, the officers and directors of the Company, or any of their affiliates, are not less favorable to the Company than terms that could have been obtained from unaffiliated third parties.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending January 31, 1998, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since January 31, 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions from the stockholders.

REQUIRED VOTE

     The ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of the Company's Class A Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING JANUARY 31, 1998.

                                 PROPOSAL 3
                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                    CERTIFICATE OF INCORPORATION TO INCREASE
              THE TOTAL AUTHORIZED SHARES OF CLASS A COMMON STOCK

GENERAL

          On April 24, 1997, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation (the "Certificate") to increase the total authorized shares of Class A Common Stock of the Company from 15,000,000 to 25,000,000. Such increase in the number of authorized shares of Class A Common Stock of the Company would be effected by restating the first paragraph of current Article Fourth of the Certificate to read as follows:

          "The Corporation is authorized to issue three classes of capital stock, designated Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Nine Million
                                                       -------------------
          (29,000,000) shares, consisting of Twenty-Five Million (25,000,000)
          ------------                       --------------------------------
          shares of Class A Common Stock, par value $.01 (the `Class A Common Stock'), Two Million (2,000,000) shares of Class B Common Stock, par value $.01 (the `Class B Common Stock'), and Two Million (2,000,000) shares of Preferred Stock, par value $.01 (the `Preferred Stock').
          The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the `Common Shares'."

(Underlines added to show revisions.) The additional shares of Class A Common Stock for which authorization is sought herein would be part of the existing class of Class A Common Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Common Stock presently outstanding. Holders of Class A Common Stock have no preemptive or other subscription rights.

     As of April 30, 1997, 6,849,013 shares of Class A Common Stock were issued and outstanding; 1,676,536 shares were reserved for issuance pursuant to outstanding grants under the Company's stock option plans; 653,942 were reserved and available for issuance under the Company's stock option and stock purchase plans; 168,047 shares were reserved for issuance pursuant to the exercise of outstanding warrants; and 1,190,322 shares were reserved for issuance pursuant to the conversion of the Company's outstanding shares of Class B Common Stock into Class A Common Stock; therefore, of the 15,000,000 shares currently authorized by the Certificate, approximately only 4,462,140 shares are presently available for general corporate purposes.

PURPOSES AND EFFECTS OF THE AUTHORIZED SHARES AMENDMENT

     The increase in authorized shares of Class A Common Stock is recommended by the Board of Directors in order to provide a sufficient reserve of such shares for the present and future needs and growth of the Company. Such additional authorized shares would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to certain provisions of state law) to take advantage of future opportunities for equity financing, to improve the Company's capital structure, in connection with possible acquisitions, in connection with stock dividends or stock splits, and for other corporate purposes.

     The Board of Directors does not intend to issue any Class A Common Stock or securities convertible into Class A Common Stock except on terms that the Board deems to be in the best interests of the Company and its stockholders. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Class A Common Stock to be authorized by the proposed amendment to the Certificate.

     Although an increase in the authorized shares of Class A Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the Company with another company), this proposal to amend the Certificate is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment to the Company's Certificate of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF SHARES OF CLASS A COMMON STOCK.



                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Class A Common Stock and other equity securities of the Company. Executive officers, directors and holders of more than ten percent of the Company's Class A Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Except as provided below, to the Company's knowledge, based solely upon its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and holders of more than ten percent of the Company's Class A Common Stock were satisfied. James Fitzsimmons (who resigned from the Company on April 1, 1997) inadvertently did not file his Form 3 with the SEC on or before the date required after he became an executive officer of the Company in July 1996, but he did file his Form 3 within a few days thereafter.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Company's 1998 Annual Meeting and included in the proxy statement and form of proxy for that meeting must be received by the Company no later than January 15, 1998.

                                 OTHER MATTERS

          The Board of Directors knows of no other matters other than those described herein that will be presented for consideration at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, the proxy holders will, as to such items, vote the shares represented by proxies in accordance with their best judgment.

                                 ANNUAL REPORT

          A COPY OF THE COMPANY'S ANNUAL REPORT, WHICH CONTAINS THE COMPANY'S FORM 10-K FOR THE YEAR ENDED JANUARY 31, 1997, BUT EXCLUDES EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF THE COMPANY UPON REQUEST. COPIES OF EXHIBITS TO THE FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE PER PAGE WILL BE CHARGED TO THE REQUESTING STOCKHOLDER. STOCKHOLDERS MAY MAKE REQUESTS IN WRITING TO WILLIAM D. GRIFFIN, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, INFERENCE CORPORATION, 100 ROWLAND WAY, NOVATO, CALIFORNIA 94945.

                                    THE BOARD OF DIRECTORS



May __, 1997
Novato, California

PROXY                                                                 PROXY

                           INFERENCE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 24, 1997

  THE UNDERSIGNED HEREBY APPOINTS PETER A. TIERNEY AND WILLIAM D. GRIFFIN, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION, AS PROXIES TO REPRESENT THE UNDERSIGNED AND VOTE ALL SHARES OF STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OF INFERENCE CORPORATION TO BE HELD ON JUNE 24, 1997, AT 1:00 P.M., LOCAL TIME, AT THE COMPANY'S OFFICES LOCATED AT 100 ROWLAND WAY, NOVATO, CALIFORNIA 94945, AND AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, AND TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGEMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

  UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND WILL BE VOTED BY THE PROXYHOLDERS IN
ACCORDANCE WITH THEIR BEST JUDGEMENT AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING AND AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS'
RECOMMENDATIONS JUST SIGN ON THE REVERSE SIDE, NO BOXES NEED TO BE
CHECKED.

     0 Check here if you plan to attend the meeting.
                                           New Address:
     0 Check here for address change.               ---------------------------

                                           ------------------------------------

                                           ------------------------------------

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         (continued from reverse side)
                             INFERENCE CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [LOGO]








1.Election of Directors--                                               For All
 Nominees: William D. Griffin and              For         Against       Except
 Dean O. Allen
                                                        [LOGO-ovals]

----------------------------------
(Except nominee(s) written above)

2. Proposal to ratify appointment of independent accountants

                                               For         Against       Abstain

                                                        [LOGO-ovals]

3. Proposal to increase the number of authorized shares of Class A Common
   Stock
                                               For         Against       Abstain

                                                        [LOGO-ovals]


           The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

                                                Dated___________________ , 1997


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           Signature(s)


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           Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.